Luby’s Issues First Quarter Fiscal 2022 Report

HOUSTON, TX – January 31, 2022 - Luby’s, Inc. (NYSE: LUB) (“Luby’s”) which is in the process of monetizing its assets for the benefit of its shareholders, announced today its financial results for the first quarter ended December 15, 2021.

Financial Results

Liquidation Basis of Accounting

As a result of Luby’s shareholder approval of its plan of liquidation on November 17, 2020, effective November 19, 2020, in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company began reporting its financial results on the liquidation basis of accounting. The liquidation basis of accounting requires, among other things, that management estimates net sales proceeds on an undiscounted basis, as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses through the end of the liquidation. Based on the liquidation basis of accounting, the net assets in liquidation at December 15, 2021 are currently estimated to result in future aggregate liquidating distributions of $2.89 per common share based on the number of common shares outstanding on that date. After giving effect to the $2.00 per share liquidating distribution paid on November 1, 2021, this represents an $0.11 per share decrease in the estimate of future liquidating distributions from our last reported estimate owing primarily to a net decrease in estimated future operating results primarily driven by changes in the estimated holding periods of our remaining assets. This estimate of future liquidating distributions includes projections of sales proceeds and net operating revenues to be received and costs and expenses to be incurred, including costs to dispose of the Company’s assets to complete the plan of liquidation, including any transfers to a liquidating entity at that time.

There is inherent uncertainty with these projections, and accordingly, these projections could change materially based on a number of factors both within and outside of Luby’s control. There can be no assurance that these estimated values will be realized. Such amounts should not be taken as an indication of the timing or the amount of future distributions or our actual dissolution.

The current estimate of net assets in liquidation at December 15, 2021 has been estimated based on undiscounted cash flow projections and assumes a final liquidation on June 30, 2022, with any remaining assets and liabilities being transferred to a liquidating entity at that time, even though the actual timing of the sale of the Company’s remaining operating businesses and real estate holdings cannot be determined with any specificity at this time. As such, the final liquidation of the Company is subject to future events and uncertainties. Liabilities are carried at their contractual amounts due as adjusted for the impact of timing of the planned liquidation. It is not possible to predict with certainty the timing or aggregate amount which may ultimately be distributed to our shareholders and no assurance can be given that the distributions will equal or exceed the estimate presented in this release.

Asset Sales

During the first quarter of fiscal year 2022, the Company closed on the sale of the Luby’s Cafeteria brand and the operations at 35 locations for aggregate consideration of approximately $28.4 million which included the assumption of certain liabilities by the buyer and the issuance of promissory notes, preferred stock and common stock warrants to the Company which are carried at their expected liquidation value. We also closed on the sale of 32 real estate properties for total gross proceeds of approximately $103.9 million.

Subsequent to the first quarter of fiscal year 2022 the Company sold 1 additional real estate asset for total gross proceeds of approximately $1.8 million.

The Company currently owns 21 real estate assets, of which 8 are operating locations and 13 are vacant. The Company currently has 11 Luby’s Cafeterias and four Fuddruckers (including 2 combo units) which are managed by third parties as the Company pursues disposition options for owned properties and leases. In addition, the Company currently operates Culinary Services at 23 locations, while pursuing a sale of this business as part of its liquidation plan.

Debt Repayment

During the first quarter of fiscal year 2022, the Company fully repaid the remaining $17.0 million on its credit facility debt and the credit facility has been terminated.

Distributions

On November 1, 2021, the Company paid a cash liquidating distribution of $62.2 million, or $2.00 per common share, to stockholders of record as of October 25, 2021.

About Luby’s

Luby’s, Inc. (NYSE: LUB) previously announced its plan of liquidation and dissolution, which was approved by its shareholders on November 17, 2020. Luby’s has sold both its restaurant brands, Luby’s Cafeterias and Fuddruckers. Luby’s is actively seeking buyers for its Luby's Culinary Contract Services business segment, its packaged foods business segment and its remaining real estate assets.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements regarding sales of assets, effects of the Company’s Liquidation and Dissolution Plan (the “Plan”), expected value or proceeds attributable to the sale of assets, and expected proceeds to be distributed to stockholders or the timing thereof. Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the effects of the COVID-19 pandemic; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10- K and quarterly reports on Form 10-Q, including information regarding the risks, uncertainties and other factors relating to the Plan, the expected net proceeds from the sale of assets, and expected proceeds to be distributed to stockholders.

For additional information contact:
John Garilli, Interim CEO
LInvestors@lubys.com

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